Exhibit 99.1

March 7, 2018

To the Board and Management of Callon Petroleum Company:
In accordance with the intent expressed upon my re-election to the Board in 2016, I hereby submit my resignation from the Board of Directors effective as of the close of the 2018 Annual Meeting of Stockholders. There are no disagreements between the company and me relative to this resignation.
Thank you for the opportunity to be of service.
Sincerely,

John C. Wallace